China Green Agriculture, Inc.
Provides Details on PRC Tax and SAIC Filings

XI'AN, China, September 13 — China Green Agriculture, Inc. (NYSE: CGA) (“China Green Agriculture”, “the Company” or  “we”), a leading producer and distributor of humic acid ("HA") based compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer through its wholly owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”) and Beijing Gufeng Chemical Products Co., Ltd., today issued the following statement:

Over the past few weeks, a number of bloggers believed to be short sellers or affiliated with short sellers have posted incorrect and defamatory reports on the Company. While it is not our policy to address every false rumor and accusation, we believe it is in the interest of the Company and its shareholders to fully respond to these issues. Set forth below is our clarification regarding our tax and SAIC filings in China.

Taxation

Corporate Income Tax (“CIT”)

The Company’s financial statements as filed with the Securities and Exchange Commission (the “SEC”) correctly reflect the CIT payments made with the PRC State Administration of Taxation (“SAT”).

When Jinong, our primary operating subsidiary in China was a PRC domestic company, it paid taxes to the local taxation bureau (“Di Shui Ju”). On August 8, 2007, Jinong became a wholly foreign owned enterprise, or WFOE and began to pay taxes to the State Administration of Taxation (“SAT” or “Guo Shui Ju”). As a result of that status, for all periods from and after that date, Jinong was required to pay CIT not to the local taxation bureau, but to Guo Shui Ju, the SAT. Consequently, those who checked the local tax records could not find CIT payments for 2008 or 2009 because those payments fell within the purview of a different taxing authority, the SAT.

From and after the time Jinong was converted to a WFOE in August 2007 it has been paying its CIT to the SAT.  These payments to the SAT have totaled RMB35,507,293.82 (approximately $5.2 million) for calendar 2008 and 2009. More specifically, Jinong paid RMB14,466,731.61 (approximately $2.1 million) in March 2009 for the CIT incurred for  calendar 2008. It paid RMB21,040,562.21 (approximately $3.1 million) in March 2010 for the CIT incurred for calendar 2009.

According to the Statements of Cash Flows for fiscal year ended June 30, 2010 and 2009 as filed with the SEC on September 7, 2010, the income taxes paid in these corresponding periods were $3,081,886 and $2,112,985, respectively, which were mainly due to the operations from Jinong and are consistent to the actual payment we made to the SAT.

Value Added Tax (“VAT”)

The Company’s financial statements as filed with the SEC correctly reflect the VAT payments made with the SAT.

The Company has made VAT filings and has paid the required taxes reflected on those filings. While 2008 Taxation Notice#56 “Exemption of VAT for Organic Fertilizer Products” (released on April 29, 2008) gives organic fertilizer products exemption from paying VAT from June 1, 2008, that exemption was not self-effective. As clearly addressed in our press release in November 2009, the Company timely filed for the exemption and received its VAT exemption approval from the State Taxation Bureau of Yangling Hi-tech Development Zone on September 16, 2009. As granted, Jinong will have a VAT exemption on most of its fertilizer products from September 1, 2009 through December 31, 2015. Those who claimed that the Company was incorrectly accruing VAT liabilities after June 1, 2008 was either ignorant of or chose to ignore the process for the awarding of the VAT exemption.

Those who questioned our VAT payments also confused two different accounting terms: “VAT Payable” (under the “SEC filings” column) and “VAT Payment” (under the “SAT Tax Record” column). “VAT Payable” is a balance sheet account entry representing the ending balance that the company is liable to pay to SAT whereas “VAT Payment” is an expense account entry on income statement referring to the actual VAT Payment the Company made during that period. The ending balance of VAT Payable represents the beginning balance of VAT Payable, plus the additional accrued VAT expense, minus the VAT Payment during that period. It is incorrect to add up the ending balance of VAT Payable for the past eight quarters and to conclude that those are the actual payments made during these periods.

The VAT payments made by the Company to the SAT, the duly empowered authority of the PRC, match to what we recorded in our accounting system, which provides the ledger details for our financial consolidation in the SEC filings. From July 2008 to June 2009, we made 16 VAT payments with a total amount of RMB44,126,115.99 (approximately $6.4 million, using the twelve month average exchange rate in fiscal year 2009). From July 2009 to June 2010, we made 12 VAT payments with a total amount of RMB20,692,151.51 (approximately $3.0 million, using the twelve month average exchange rate in fiscal year 2010). We expect the VAT payments for fiscal year 2011 will reduce further as the Company will enjoy the VAT exemption for the whole fiscal year rather than a partial year.

SEC Filing and SAIC Filing

It is well documented that reports filed with the PRC State Administration for Industry and Commerce (“SAIC”) often do not reflect the comprehensive income and financial condition of a company. You may further refer to Roth Capital’s Industry note on Comparing PRC filings and SEC filings – Primer, released on July 12, 2010; Robert Hsu’s Briefing #222 on Reasons Behind Discrepancies in SAIC vs. SEC Filings, released on July 28, 2010; and a recent article written by Maj Soueidan, President at Geoinvesting on The SEC vs. SAIC Fact Finding Mission, released on August 25, 2010. The reason is that SAIC is a general registry of companies. It is not a tax authority with which tax returns are filed or tax payments made. Oftentimes, Chinese companies access SAIC filings to learn more about their competitors to gain a commercial advantage. As a result, many companies have understated their financial results in such filings. As discussed in the above cited studies, individuals knowledgeable about China do not rely on SAIC filings as a basis for determining a company's financial position. Rather, they rely on a company’s tax filings and payments to the authorized PRC governmental authorities. As discussed above, the revenues reported in these tax filings and tax payments made are completely consistent with the Company's GAAP SEC financials.

“We knew we were giving the correct numbers to the SEC as well as to the Chinese taxation authorities.” Tao Li, Chairman and CEO of the Company said, “Now, we also recognize that as a public company, to the extent that U.S. investors may consider SAIC filings, those filings must also be compatible to as those we provide to the SEC.” Chairman Li continued, “Ever since the Company first provided its revenue and earnings guidance to the public, we have been working very diligently to grow our business and have consistently met or exceeded our revenue and earnings estimates every quarter. We are proud to have achieved all the milestones in our corporate history, particularly an upgrade listing on the New York Stock Exchange. As Chairman and the largest shareholder of China Green Agriculture, I am committed to the highest level of corporate compliance, transparency and integrity.”

About China Green Agriculture, Inc.

China Green Agriculture, Inc. mainly produces and distributes humic acid (HA)-based compound fertilizers and other varieties of compound fertilizers through its wholly-owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong") and Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"). Jinong produces and sells 157 different kinds of fertilizer products, all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Research Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, four autonomous regions and three central-government-controlled municipalities in the PRC. The five provinces in which Jinong had the largest amount of sales, which collectively accounted for approximately 38.3% of the Company's fertilizer revenue for the fiscal year ended June 30, 2010,were Shandong (10.3%), Shaanxi (10.0%), Anhui (6.2%), Heilongjiang (6.0%) and Henan (5.8%). The recently acquired company, Gufeng and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd., are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer. Gufeng produces and sells over 300 different kinds of fertilizer products, and has over 150 distributors nationwide. For more information, visit http://www.cgagri.com.

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For more information, please contact:

HC International, Inc.

Ted Haberfield, Executive VP

Tel:   +1-760-755-2716

Email: thaberfield@hcinternational.net

China Green Agriculture, Inc.

Mr. Ken Ren, Chief Financial Officer

Tel:   +1-530-220-3026

Email: kenren@cgagri.com